Exhibit 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK,
REPORTS 82% INCREASE IN THIRD QUARTER EARNINGS

Highlights Include:

•	Third Quarter Net Income of $1,675,000, up 82%
•	11% Asset Growth during the past Twelve Months
•	34% Increase in year-over-year Net Interest Income

Byron Center, MI, October 21, 2005 - - OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported third quarter net income of $1,675,000, up 82% from the $919,000 reported in the third quarter of 2004. Basic and diluted earnings per share in the third quarter of 2005 were $0.75, an increase of 83% over the $0.41 reported for the third quarter of 2004. The substantially higher earnings in the third quarter reflect a significant increase in net interest income as a result of growth in earning assets and improvement in the bank’s net interest margin.

For the year-to-date period, net income was $4,323,000, up 61% from the $2,683,000 reported in the first nine-months of 2004. Basic and diluted earnings per share for the first nine-months of 2005 were $1.93, an increase of 61% over the $1.20 reported for the first nine-months of 2004. The significant rise in net income for the year-to-date period is attributed to the increase in net interest income and tight control over operating expenses.

“We’re focused on people, planning and performance,” said Patrick K. Gill, president and CEO. “Our talented and enthusiastic people, guided by our comprehensive and challenging strategic plan, are committed to producing superior overall performance,” Gill continued.

Net interest income improved significantly in the third quarter of 2005. On a linked quarter basis, net interest income increased $403,000, or 8%, compared to the second quarter of 2005 and improved $1,402,000, or 34%, compared to the third quarter of 2004. The bank’s net interest margin has improved significantly during the past five consecutive quarters as short-term interest rates have increased from the historically low levels of a year ago. In the third quarter of 2005, the net interest margin was 4.12% compared to 3.42% in the third quarter of 2004, up 70 basis points.

Total non-interest income rose $31,000, or 2%, from $1,413,000 in the third quarter of 2004 to $1,444,000 in the third quarter of 2005. The increase reflects an improvement of $46,000, or 16%, in mortgage banking income and a $27,000 decline in gains on sale of investment securities.

Total operating expenses in the third quarter of 2005 increased approximately 4% compared to the third quarter of 2004. Year-to-date, total operating expenses have increased slightly more than 2% from 2004 to 2005. The cost containment efforts of the past several years and decline in health care costs are contributing to the low rate of expense growth.

Total assets increased $40 million, an annualized growth rate of 10 percent, from December 31, 2004 to September 30, 2005. The bank’s commercial lending activity has been very good during the nine-month year-to-date period, growing at an annualized rate of 20%. Retail lending continues to contract due to strict underwriting criteria and the exit of indirect consumer lending. Year-to-date, total loans outstanding increased $38 million, or an annualized rate of 12 percent. During the first nine-months of 2005, total deposits grew by $50 million, which includes the transfer of approximately $28 million of funds from the bank’s repurchase product. The company continues to be well capitalized, with an equity-to-asset ratio of 10.3% at September 30, 2005, compared to 10.6% at December 31, 2004.

Asset quality continues to be in excellent shape. Non-performing assets to total loans declined to .33% at September 30, 2005, down from .37% at December 31, 2004 and .49% at September 30, 2004. Annualized net loan losses as a percent of average loans is .04% for the first nine-months of 2005 compared to .12% during the first nine-months of 2004. Both the non-performing asset and net charge-off percentages compare very favorably to other Michigan banks.

OAK Financial Corporation is a single bank holding company, which provides traditional banking services and products through twelve banking offices serving twelve communities in Kent, Ottawa and Allegan counties in western Michigan. The Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Insurance products, such as property and casualty, life, disability and long-term care insurance, are provided through the Byron Insurance Agency subsidiary. For information regarding stock transactions, please contact Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

# # # # # # # # # # #

For more information, please contact:
Patrick K. Gill, President & CEO at (616) 662-3113, or James A. Luyk, Executive Vice President COO & CFO at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30,	December 31,
ASSETS	2005 (Unaudited)	2004

Cash and due from banks	$12,145	$9,967
Federal funds sold	-	-

Cash and cash equivalents	12,145	9,967

Available-for-sale securities	100,000	99,773

Loans held for sale	1,731	2,719

Total loans	446,566	408,867
Allowance for loan losses	(7,083)	(6,846)

Net Loans	439,483	402,021

Accrued interest receivable	2,884	2,306
Premises and equipment, net	14,228	13,742
Restricted investments	3,119	3,073
Other assets	6,931	6,737

Total assets	$580,521	$540,338

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$67,150	$56,859
Interest bearing	398,981	359,278

Total deposits	466,131	416,137

Securities sold under agreements to repurchase	2,704	30,463
Federal funds purchased	11,100	7,900
FHLB Advances	32,800	22,800
Other borrowed funds	3,618	2,387
Other liabilities	4,375	3,298

Total liabilities	520,728	482,985

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,234,536 shares issued and outstanding	2,235	2,035
Additional paid-in capital	14,957	6,001
Retained earnings	42,593	48,750
Accumulated other comprehensive income	8	567

Total stockholders' equity	59,793	57,353

Total liabilities and stockholders' equity	$580,521	$540,338

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three and Nine Months ended September 30, 2005 and 2004 (Unaudited)
	Three Months		Nine Months

	2005	2004	2005	2004

Interest Income
Interest and fees on loans	$7,280	$5,371	$20,150	$15,564
Available-for-sale securities	950	769	2,745	2,466
Restricted investments	40	37	113	112
Other	18	13	21	37

Total interest income	8,288	6,190	23,029	18,179

Interest expense
Deposits	2,329	1,595	6,298	4,795
Borrowed funds	471	425	1,332	1,301
Securities sold under agreements to repurchase	6	90	52	255

Total interest expense	2,806	2,110	7,682	6,351

Net interest income	5,482	4,080	15,347	11,828

Provision for loan losses	120	-	360	-

Net interest income after provision for loan losses	5,362	4,080	14,987	11,828

Non-interest income
Service charges on deposit accounts	658	646	1,857	1,819
Mortgage banking	331	285	794	982
Net gain on sales of available for sale securities	-	27	(4)	233
Insurance premiums and brokerage fees	325	327	1,044	1,111
Other	130	128	403	395

Total non-interest income	1,444	1,413	4,094	4,540

Non-interest expenses
Salaries	2,165	2,144	6,088	6,344
Employee benefits	423	545	1,340	1,623
Occupancy (net)	342	318	1,050	973
Furniture and fixtures	219	267	745	818
Other	1,280	969	3,789	2,962

Total non-interest expenses	4,429	4,243	13,012	12,720

Income before federal income taxes	2,377	1,250	6,069	3,648

Federal income taxes	702	331	1,746	965

Net income	$1,675	$919	$4,323	$2,683

Income per common share: *
Basic	$0.75	$0.41	$1.93	$1.20
Diluted	$0.75	$0.41	$1.93	$1.20

* Per share data has been adjusted to reflect a 10% stock dividend on May 31, 2005.

OAK Financial Corporation
Consolidated Financial Highlights
(Unaudited)

(Dollars in thousands except per share data)	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004

Earnings
Net interest income	$5,482	$5,079	$4,786	$4,408	$4,080
Provision for loan losses	$120	$120	$120	$(1,100)	$0
Non-interest income	$1,444	$1,350	$1,300	$1,327	$1,413
Non-interest expense	$4,429	$4,344	$4,239	$4,226	$4,243
Net income	$1,675	$1,410	$1,238	$1,821	$919
Basic earnings per share*	$0.75	$0.63	$0.55	$0.81	$0.41
Diluted earnings per share*	$0.75	$0.63	$0.55	$0.81	$0.41
Average shares outstanding*	2,237	2,238	2,238	2,238	2,238

Performance Ratios
Return on average assets	1.17%	1.01%	0.91%	1.37%	0.71%
Return on average equity	11.18%	9.68%	8.69%	12.77%	6.55%
Net interest margin (tax-equivalent)	4.12%	3.95%	3.84%	3.62%	3.42%
Efficiency ratio	62.6%	66.1%	68.0%	72.0%	75.4%
Full-time equivalent employees	187	182	184	191	199
Ending equity to ending assets	10.30%	10.43%	10.37%	10.61%	10.85%
Book value per share*	$26.76	$26.38	$25.69	$25.63	$25.26

Asset Quality
Net loans charged-off	$75	$64	$(16)	$108	$186
Net charge-offs to total average loans (annualized)	0.07%	0.06%	(0.02%)	0.11%	0.19%
Nonperforming Assets	$1,474	$1,237	$2,426	$1,495	$1,936
Allowance for loan losses to total loans	1.59%	1.62%	1.64%	1.67%	2.04%
Nonperforming Assets to total loans	0.33%	0.28%	0.57%	0.37%	0.49%

(Dollars in thousands except per share data)	YTD 9/30/05	YTD 9/30/04

Earnings
Net interest income	$15,347	$11,828
Provision for loan losses	$360	$0
Non-interest income	$4,094	$4,441
Non-interest expense	$13,012	$12,621
Net income	$4,323	$2,683
Basic earnings per share*	$1.93	$1.20
Diluted earnings per share*	$1.93	$1.20
Average shares outstanding*	2,238	2,238

Performance Ratios
Return on average assets	1.03%	0.70%
Return on average equity	9.87%	6.44%
Net interest margin (tax-equivalent)	3.97%	3.35%
Efficiency ratio	65.5%	76.9%

Asset Quality
Net loans charged-off	$123	$336
Net charge-offs to total average loans (annualized)	0.04%	0.12%

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2005.